For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
            July 15, 2002

Photronics Secures New $100 million, Multi-Currency Worldwide
Credit Facility

            BROOKFIELD, Connecticut    July 15, 2002      Photronics, Inc., (Nasdaq:PLAB), the world's largest  sub-wavelength reticle solutions supplier, announced that it has finalized a new $100 million multi-currency, worldwide credit facility.  This facility also includes a $25 million accordion feature which will enable the Company to access additional capital upon the conversion of at least 50% of the $103.5 million, 6% convertible bond that is currently outstanding.  JPMorgan Chase Bank will serve as the Administrative Agent for this credit facility and HSBC Bank USA will serve as the Syndication Agent.  Other lenders in the syndicate include The Bank of New York, Citizens Bank of Massachusetts and Fleet National Bank.  The three-year multi-currency credit facility replaces Photronics  previous credit facility, which was terminated this past December.

            Sean Smith, Chief Financial Officer for Photronics, commented, Financial flexibility is essential to the success of any global operation.  The new worldwide credit facility will improve our consolidated liquidity while providing Photronics with the ability to access funds on a local basis in each of the markets that we serve.  This access to local funding will substantially improve our ability to manage the effects of the multiple currencies in which we conduct business around the world.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

Safe Harbor  Statement under the Private Securities Litigation Reform Act of 1995:  Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to, uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, described in the Company Annual Report on Form 10-K for the year ended October 31, 2001 under the caption Forward Looking Information and other risks detailed from time to time in the Company other SEC reports.  The Company assumes no obligation to update the information in this release.

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